Exhibit 10.9

OPTION AGREEMENT

by and among

BEHRINGER HARVARD ALEXAN NEVADA, LLC

and

SW 108 WAGON WHEEL JM LLC

September 29, 2006

ii

3.6	Consents.	23
3.7	Terrorism.	23

ARTICLE IV. POST-CLOSING AGREEMENTS		23
4.1	Further Action.	23
4.2	Receipt of Payments and Correspondence.	24
4.3	Inspection of Records.	24
4.4	Transfer Taxes.	24
4.5	Tax Covenants.	24
4.6	Audit.	26

ARTICLE V. REMEDIES		27
5.1	Purchaser’s Remedies.	27
5.2	Seller’s Remedies.	28
5.3	Indemnity Limits.	28
5.4	Arbitration.	29

ARTICLE VI. GENERAL		29
6.1	Entirety and Modification.	29
6.2	Assignment; Successors and Assigns.	29
6.3	Expenses.	30
6.4	Notices.	30
6.5	Severability; Reformation.	31
6.6	No Waiver.	31
6.7	Headings.	31
6.8	Counterparts; Facsimiles.	31
6.9	Governing Law.	32

Exhibits

Exhibit A	–	Defined Terms
Exhibit B	–	Land
Exhibit C	–	Plans
Exhibit D	–	Permitted Exceptions
Exhibit E	–	Project Budget
Exhibit F	–	List of Service and Maintenance Contracts
Exhibit G	–	Form of Limited Guaranty

iii

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is entered into as of September 29, 2006, by and among (i) BEHRINGER HARVARD ALEXAN NEVADA, LLC,  a Delaware limited liability company (“Purchaser”), and (ii) SW 108 WAGON WHEEL JM LLC, a Delaware limited liability company (“108 Wagon Wheel” or the “Seller”).

RECITALS:

WHEREAS, SW 109 Wagon Wheel SM LLC, a Delaware limited liability company (“109 Wagon Wheel”), owns, directly, 100% of the membership interest (the “106 Membership Interest”) of SW 106 Wagon Wheel Holdings LLC, a Delaware limited liability company (the “Project Owner”), which 106 Membership Interest constitutes all of the issued and outstanding equity interests in the Project Owner; and

WHEREAS,  108 Wagon Wheel owns, directly, 100% of the membership interest  (the “109 Membership Interest”) of 109 Wagon Wheel, which 109 Membership Interest constitutes all of the issued and outstanding equity interests in 109 Wagon Wheel (the 106 Membership Interest and the 109 Membership Interest are sometimes collectively referenced as the “Wagon Wheel Membership Interest”); and

WHEREAS, Purchaser has made a loan to 109 Wagon Wheel in the amount of Six Million Nine Hundred Thousand and No/100 Dollars ($ 6,900,000) secured, in part, by the 106 Membership Interest (“Senior Mezzanine Loan”); and

WHEREAS, Purchaser has made a loan to 108 Wagon Wheel in the amount of Two Million Seven Hundred Seventy-Five Thousand Eight Hundred Seventy-Two and No/100 Dollars ($2,775,872) secured, in part, by 100% of the 109 Membership Interest (“Junior Mezzanine Loan”); and

WHEREAS, the Project Owner owns that certain parcel of real property located in Clark County, Nevada more particularly described on Exhibit B attached hereto and made a part hereof for all purposes (“Land”); and

WHEREAS, prior to the Closing Date, the Project Owner will construct and own the Project to be located on the Land; and

WHEREAS, in connection with the construction of the Project, Project Owner has entered into a Construction Loan Agreement with Comerica Bank (the “Senior Lender”), providing for a loan in the amount of Twenty Nine Million and No/100 Dollars ($29,000,000) secured, in part, by a first lien deed of trust on the Project ( such loan and the documents evidencing and securing such loan being collectively referenced as the “Construction Loan”); and

WHEREAS, Seller wishes to grant to Purchaser the option to purchase the Wagon Wheel Membership Interest from Seller (the “Purchase Option”) and Purchaser wishes to grant to Seller the option to sell the Wagon Wheel Membership Interest to Purchaser (the “Put Option”) upon the terms and conditions, and for the consideration, hereinafter set forth; and

WHEREAS, on or about the date of this Agreement, the Limited Guarantors have delivered the Limited Guaranty; and

WHEREAS, the capitalized terms used in these Recitals and the other Sections in this Agreement are defined in Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and Purchaser’s extension of the Mezzanine Loans, the parties hereto agree as follows:

ARTICLE I.
PURCHASE OF THE WAGON WHEEL MEMBERSHIP INTEREST

1.1          Exercise of Purchase Option or Put Option.

(a)           Completion Notice.  Promptly following the Completion Date, Seller shall deliver to Purchaser a written notice (the “Completion Notice”) certifying (1) the Completion Date has occurred; and (2) the amount of the Project Costs as of the Completion Date.

(b)           Project Cost.  From the time of delivery of the Completion Notice until the Closing, Seller shall make available (and cause the Project Owner to make available) to Purchaser and its employees, agents and contract parties (collectively, “Representatives”) during normal business hours, the invoices, draw requests, books, records and other information relating to the Project, 109 Wagon Wheel or the Project Owner in order that Purchaser and its Representatives may audit Seller’s calculation of Project Cost.

(c)           Exercise of Purchase Option.  Purchaser at its sole option, may elect to exercise the Purchase Option and to purchase the Wagon Wheel Membership Interest pursuant to the terms of this Agreement by delivering a written notice (the “Purchase Notice”) to Seller within 90 calendar days after the date of delivery of the Completion Notice.  The Purchase Option will expire if the Purchase Notice is not timely delivered or if a Waiver Notice is delivered.  If the Purchaser timely delivers the Purchase Notice, then the closing of the sale of the Wagon Wheel Membership Interest (the “Closing”) shall take place within 60 calendar days after delivery of the Purchase Notice.  Purchaser at its sole option, may elect to deliver a written notice (the “Waiver Notice”) to Seller prior to the date which is 90 calendar days following delivery of the Completion Notice indicating that Purchaser waives its right to exercise the Purchase Option.

(d)           Exercise of Put Option.  If Purchaser does not timely exercise the Purchase Option as provided above, then Seller at its sole option, may elect to exercise the Put Option and to cause Purchaser to purchase the Wagon Wheel Membership Interest pursuant to the terms of this Agreement by delivering a written notice (the “Put Notice”) to Purchaser within 120 calendar days after the earlier of the date of delivery of the Waiver Notice or the expiration of the Purchase Option.  If the Seller exercises the Put Option, then the Closing shall take place within 60 calendar days after delivery of the Put Notice.  The Put Option will expire if the Put Notice is not timely delivered to Purchaser.

(e)           Business Day.  Notwithstanding the foregoing Sections 1.1(c) and 1.1(d), if the Closing Date would occur on a day which is not a Business Day, then the Closing Date shall be delayed until the second Business Day thereafter.

(f)            Closing.  Based upon the representations, warranties and covenants, and subject to the terms, provisions and conditions contained in this Agreement, at the Closing, Seller shall, and shall cause 109 Wagon Wheel to, sell and assign to Purchaser the Wagon Wheel Membership Interest, and Purchaser shall purchase the Wagon Wheel Membership Interest from Seller and 109 Wagon Wheel, free and clear of all Liens for the consideration hereinafter set forth.  At the Closing, the Project Owner and 109 Wagon Wheel shall hold only those assets, and shall be subject to only those liabilities and obligations, specified in Section 1.7(c) below.  The above-described purchase and sale of the Wagon Wheel Membership Interest is referred to in this Agreement as the “Membership Interest Purchase.”

The Closing shall take place at the offices of Haynes and Boone, LLP, counsel to Purchaser, 2505 N. Plano Road, Suite 4000, Richardson, Texas 75082, on a date specified by Purchaser in accordance with Section 1.1(c) or 1.1(d) (as modified by Section 1.1(e)), at 10:00 a.m. local time, or at such other date, time and place as Seller and Purchaser may agree.  Purchaser shall give Seller not less than five (5) Business Days written notice of the Closing Date.  Notwithstanding the foregoing, if a mechanics lien(s) is filed against the Property, and Project Owner is actively contesting such mechanics lien(s), the Closing Date may be extended by either Purchaser or Seller for up to 60 additional calendar days to permit Project Owner to remove such mechanics lien(s) as a lien against the Property.

(g)           Fee Title Purchase Option.  At Purchaser’s option, exercisable any time prior to the Closing, Purchaser may elect to Purchase from the Project Owner fee simple title to the Property in lieu of the Membership Interest Purchase (“Fee Title Purchase”). The Fee Title Purchase will be at the same Purchase Price and on the same economic terms and provisions as the Membership Interest Purchase.  The Seller and Purchaser agree to negotiate in good faith a purchase contract (including appropriate conveyancing documents) to be utilized in the event Purchaser elects to proceed with the Fee Title Purchase.  Purchaser shall provide a full release of this Agreement and the Limited Guaranty at the time of closing of the Fee Title Purchase or execution of a purchase contract therefore and as a condition to Seller’s obligation to complete either such event.

1.2          Purchase Price.

Subject to the terms and conditions of this Agreement, the total purchase price Purchaser shall pay to Seller for the Wagon Wheel Membership Interest (the “Purchase Price”) shall be:

(a)           Purchase Option.  In the case of Purchaser’s exercise of the Purchase Option, an amount equal to the sum of (1) the lower of (A) the Project Cost plus Interest Charges or (B) $38,875,872  plus Interest Charges, plus (2) $13,125 per apartment unit contained in the Project.

(b)           Put Option.  In the case of Seller’s exercise of the Put Option, an amount equal to the lower of (A) Project Cost plus Interest Charges or (B) the $38,875,872 plus Interest Charges.

Subject to the credits and adjustments provided in this Agreement, Purchaser shall pay the Purchase Price to Seller at the Closing by wire transfer of immediately available funds to an account Seller designates.

1.3          Closing Prorations and Purchase Price Adjustments.

(a)           At the Closing, the Purchaser shall receive a credit against the Purchase Price in an amount equal to the outstanding balance of the Mezzanine Loans (including all accrued but unpaid Interest Charges) and the Mezzanine Loans shall be considered “paid in full” at the completion of the Closing.

(b)           All rents and other income from the Property, real estate and personal property ad valorem taxes and other operating expenses of the Property shall be prorated on the basis of actual days elapsed as of 11:59 p.m. on the day immediately preceding the Closing Date.  Income and expenses for which actual bills are available at Closing shall be prorated based on such actual bills.  Those items for which actual bills are not available at Closing shall be prorated based upon good faith estimates, in the case of ad valorem taxes, using the most recent tax rate and assessed value.  Preliminary estimated Closing prorations shall be agreed between Purchaser and Seller for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for above.  No prorations will be made in relation to insurance premiums, and Project Owner’s insurance coverage will be canceled and released at Closing.  All utilities shall remain in the name of the Project Owner and Seller shall at Closing be credited an amount equal to any cash utility deposit.

(c)           Purchaser shall receive a credit at Closing in an amount equal to the sum of all unapplied refundable deposits or fees, paid to Project Owner under the Tenant Leases and all rent paid in advance (to the extent not prorated as set forth above).

(d)           All leasing commissions, referral fees and locator fees applicable to any Tenant Leases where the tenant has taken occupancy prior to Closing shall be paid in full prior to Closing or, to the extent not paid on or prior to Closing, shall be credited to Purchaser at Closing.

(e)           To the extent possible, Seller shall pay and fully discharge any and all state income or franchise taxes which are due and payable by the Project Owner or 109 Wagon Wheel.  With regard to any and all any and all state income or franchise taxes attributable to the year of Closing, such taxes shall be prorated as of the Closing Date once the amount of such taxes is known and Seller shall pay to Purchaser the amount of such taxes attributable to the period prior to Closing.

(f)            Except as provided in Section 1.3(g) with regard to application fees, Purchaser shall receive a credit at Closing in an amount equal to 50% of all non-refundable deposits and fees (including pet fees) paid to Project Owner under the Tenant Leases.

(g)           Purchaser shall not be entitled to any credit at Closing for application fees paid by potential tenants of the Project when Project Owner has obtained the credit check of such potential tenant; any application fee for a potential tenant of the Project where Project Owner has not obtained the credit check for such potential tenant shall be fully credited to Purchaser at Closing.

(h)           At or prior to the Closing, Seller shall cause the Construction Loan to be paid in full and obtain a release of any Liens securing the Construction Loan.

(i)            The provisions of this Section 1.3 shall survive Closing.

1.4          Conditions to the Closing.

(a)           Joint Condition.  The obligations of each party to consummate the transactions provided for in this Agreement are subject to the condition that on the Closing Date there shall be no action, suit or proceeding (other than such an action, suit or proceeding directly or indirectly instituted by a party to this Agreement) shall be threatened or pending, and no injunction, order, decree or ruling shall be in effect, seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)           Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(1)           Seller’s Representations True.  Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date, except as affected by the transactions contemplated hereby, and Seller shall have delivered to Purchaser a closing certificate to that effect.

(2)           Seller’s Compliance with Agreement.  Seller, in all material respects, shall have performed each agreement, and shall have complied with each covenant, to be performed or complied with by it on or prior to the Closing Date under this Agreement, and Seller shall have delivered to Purchaser a closing certificate to that effect.

The closing certificates to be delivered by Seller referred to in Sections 1.4(b)(1) and (2) are referred to herein collectively as the “Seller Closing Certificate.”  The Seller Closing Certificate may include limitations on survival set forth in Section 5.1(a).

(c)           Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(1)           Purchaser’s Representations True.  Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date, except as affected by the transactions contemplated hereby, and Purchaser shall have delivered to Seller a closing certificate to that effect.

(2)           Purchaser’s Compliance with Agreement.  Purchaser, in all material respects, shall have performed each agreement, and complied with each covenant to be performed or complied with by it on or prior to the Closing Date under this Agreement, and Purchaser shall have delivered to Seller a closing certificate to that effect.

The closing certificates to be delivered by Purchaser referred to in Sections 1.4(c)(1) and (2) are referred to herein collectively as the “Purchaser Closing Certificate.”  The Purchaser Closing Certificate shall contain an acknowledgment that the Wagon Wheel Membership Interests are being conveyed subject to the provisions and limitations contained in the last paragraph of Article II.

1.5          Closing Deliveries of Seller.  At the Closing, Seller shall deliver to Purchaser the following, all of which shall be in a form reasonably satisfactory to Purchaser:

(a)           The Seller Closing Certificate.

(b)           A certificate of the Secretary of Seller certifying true and correct copies of (i) the required resolutions of the Seller duly authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, such resolutions being in full force and effect as of the Closing Date, (ii) the Certificate of Formation of the Project Owner, as amended and in effect as of the Closing Date, certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date, (iii) the Operating Agreement of the Project Owner, as amended and in effect as of the Closing Date, (iv) the Certificate of Formation of 109 Wagon Wheel, as amended and in effect as of the Closing Date, certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date, (v) the Operating Agreement of 109 Wagon Wheel, as amended and in effect as of the Closing Date, and (vi) any other Organizational Documents of the Project Owner or 109 Wagon Wheel.

(c)           An instrument of assignment of the 106 Membership Interest executed by 109 Wagon Wheel.

(d)           An instrument of assignment of the 109 Membership Interest executed by 108 Wagon Wheel.

(e)           A certificate dated within ten (10) days of the Closing Date, of the Secretary of the State of the State of Delaware establishing that the Project Owner is in existence and is in good standing to transact business in such state.

(f)            A certificate dated within ten (10) days of the Closing Date, of the Secretary of the State of the State of Nevada establishing that the Project Owner is authorized to transact business in the State of Nevada.

(g)           A certificate dated within ten (10) days of the Closing Date, of the Secretary of the State of the State of Delaware establishing that 109 Wagon Wheel is in existence and is in good standing to transact business in such state.

(h)           A certified statement stating: (A) the amount of security deposits under the Tenant Leases which are held by the Project Owner and not applied in accordance with the terms of the applicable Tenant Leases; and (B) a delinquency report with regard to the Tenant Leases.

(i)            A non-foreign affidavit as required by Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from Seller and 109 Wagon Wheel.

(j)            Certificates from the taxing authorities of the State of Delaware, dated within ten (10) days prior to the Closing Date, evidencing that the Project Owner has paid all franchise, sales and other state taxes due and owing in such state.

(k)           Certificates from the taxing authorities of the State of Delaware, dated within ten (10) days prior to the Closing Date, evidencing that 109 Wagon Wheel has paid all franchise, sales and other state taxes due and owing in such state.

(l)            If available under local practice, certificates from the taxing authorities of the State of Nevada and from Clark County, Nevada, or other evidence dated within ten (10) days prior to the Closing Date, evidencing that Project Owner has paid all property and other state and local taxes due and owing.

(m)          Letters of resignation and a waiver of, and covenant not to sue for, any and all present or future claims against such company, for indemnity or otherwise, signed by each officer and manager of the Project Owner, to be effective as of the Closing Date.

(n)           Letters of resignation and a waiver of, and covenant not to sue for, any and all present or future claims against such company, for indemnity or otherwise, signed by each officer and manager of 109 Wagon Wheel, to be effective as of the Closing Date.

(o)           At the request and option of Purchaser, evidence of the termination of any property management agreements affecting the Property.

(p)           UCC-3 termination statements with respect to any recorded Liens with respect to the Wagon Wheel Membership Interest and any of the assets of the Project Owner or 109 Wagon Wheel.

(q)           A certificate executed by Seller listing the Contracts.

(r)            Such other instruments and documents as are reasonably requested by Purchaser to carry out and effect the purpose and intent of this Agreement.

1.6          Closing Deliveries of Purchaser.

In addition to the Purchase Price, at the Closing, Purchaser shall deliver to Seller the following, which shall be in a form reasonably satisfactory to Seller:

(a)           The Purchaser Closing Certificate.

(b)           Such other instruments and documents as are reasonably requested by Seller to carry out and effect the purpose and intent of this Agreement.

1.7          Actions of the Parties Pending Closing.

(a)           Reasonable Best Efforts.  Each of the parties will use their reasonable best efforts to obtain all necessary consents and approvals and to cause the conditions to the obligations of the parties hereunder to be satisfied and, upon exercise of the Purchase Option or the Put Option, to cause the Closing to be consummated as promptly as practicable, and will cooperate with one another in connection with the foregoing.

(b)           Conduct of Business.  The Seller shall, at its expense (taking into account the use by the Project Owner of the proceeds of the Construction Loan to fund such construction), cause the Project Owner to construct the Project on the Land, in substantial accordance with the Plans and in accordance with the requirements of the Mezzanine Loans.  From the execution of this Agreement until the Closing, Seller will cause the Project Owner and 109 Wagon Wheel to operate in the ordinary course of business consistent with the prudent construction and operation of the Project and in accordance the requirements of the Mezzanine Loans. Without limitation, neither the Project Owner nor 109 Wagon Wheel shall take any action, or fail to take any action, as a result of which any of the changes or events listed in Section 2.15(a) (Changes) would occur.  Seller shall maintain and preserve the Project Owner and 109 Wagon Wheel, and their respective business, franchises and authorizations, and use commercially reasonable efforts to maintain and preserve their respective prospects, goodwill and advantageous business relationships.  Seller will cause Project Owner to (i) maintain and operate the Property in accordance with Trammell Crow Residential’s customary manner, reasonable wear and tear and damage from casualty excepted, (ii) continue all insurance policies relative to the Property (or if such insurance is canceled or expires, comparable insurance consistent with similar projects in the Clark County metropolitan area) in full force and effect, (iii) after the Completion Date not remove any item of Personal Property from the Land or Improvements unless replaced by a comparable item of Personal Property, (iv) maintain all permits, licenses and occupancy certificates, including, without limitation, all development, building and use permits and certificates of occupancy and (v) perform, when due, all material obligations under any and all material agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules, and regulations; and (vi) promptly forward to Purchaser any material notices of violations Governmental Requirements or Restrictions which Seller receives or becomes aware.  Seller will not permit either Project Owner or 109 Wagon Wheel to have any employees.  In addition, Seller will not permit 109 Wagon Wheel to engage in any trade or business activity other than the ownership of the 106 Membership Interest and ancillary activities.  In addition, Seller will cause 109 Wagon Wheel and 108 Wagon Wheel to comply with all terms and provisions of the Mezzanine Loans.

(c)           Assets and Obligations.

(1)           Seller covenants that:

(i)          Upon transfer of the Wagon Wheel Membership Interest to Purchaser at the Closing, (A) the Project Owner shall hold only the Property; (B) 109 Wagon Wheel shall hold only the 106 Membership Interest; and (C) the Project Owner and 109 Wagon Wheel shall hold no other assets of any nature whatsoever.
(ii)         Upon transfer of the Wagon Wheel Membership Interest to Purchaser at the Closing, (A) the Project Owner shall have no liabilities, obligations or commitments of any nature, whether absolute, accrued, unaccrued, express or implied, unmatured, known or unknown, contingent or otherwise, or any unsatisfied judgments, except the Permitted Obligations, and (B) 109 Wagon Wheel shall have no liabilities, obligations or commitments of any nature, whether absolute, accrued, unaccrued, express or implied, unmatured, known or unknown, contingent or otherwise, or any unsatisfied judgments except the Permitted Obligations.
(iii)        Upon transfer of the Wagon Wheel Membership Interest to Purchaser at the Closing, Seller shall and hereby does (effective as of the Closing Date) waive, and covenant not to sue for, any and all present or future claims or liabilities against the Project Owner or 109 Wagon Wheel whether (i) pursuant to this Agreement, (ii) for indemnity, or (iii) otherwise.

(2)           Prior to Closing, Seller may cause the Project Owner and 109 Wagon Wheel to transfer to Seller or to any other person designated by Seller or, if Seller prefers, to terminate, release or abandon any property, rights, title, interest, contract or claim held by the Project Owner or 109 Wagon Wheel that are not part of the Property, including specifically (a) all right, title and interest, if any, of the Project Owner or 109 Wagon Wheel in respect of the name “Alexan” or any other names, trademarks, trade names, trade dress or logos of 109 Wagon Wheel, the Project Owner or Seller or any of their respective affiliates (even if used in connection with the Property), as well as all goodwill associated with any of such names, trademarks, trade names, trade dress or logos, (b) subject to Section 1.3, all cash balances of the Project Owner or 109 Wagon Wheel and (c) any claim of the Project Owner or 109 Wagon Wheel against Seller or any of its affiliates, except claims against the General Contractor if it is an affiliate of Seller.

(d)           Access.  During the term of this Agreement, Purchaser and its agents, consultants and designees shall have reasonable access to the Project for purposes of observing, testing and inspecting the work.  No such observation, test or inspection or failure to do so shall relieve Seller from its obligations under this Agreement.  In exercising its access rights, Purchaser shall exercise and shall cause its designees to exercise due care to not materially increase the cost of the General Contractor’s performance or to delay to any material extent the work on the Construction Contract.  Purchaser shall indemnify, defend and hold harmless Seller and Project Owner from and against all liability, loss, cost or expense (including reasonable attorneys’ fees and expenses of litigation) arising from any wrongful acts committed by Purchaser or its designees, agents or consultants while on the Land.

(e)           Rent Ready Condition.  If any apartment unit is vacated seven (7) days or more prior to Closing, then, prior to Closing, Seller shall use commercially reasonable diligence to cause the Project Owner to return such unit to rentable condition in accordance with Trammel Crow Residential’s customary cleaning, painting, and repair standards for vacant units (the condition of such an apartment unit after cleaning, painting and repairing is referred to herein as a “Rent Ready Condition”).  To the extent any such units are not in a Rent Ready Condition, the Purchase Price shall be credited in an amount equal to $750 for each unit that is not in a Rent Ready Condition.

(f)            Ownership of the Project.  Until such time as the Purchase Option has expired Seller’s shall not permit Project Owner to sell or dispose of the Project or any portion thereof except for Permitted Dispositions.  Following the expiration of the Purchase Option, Project Owner will be permitted to sell the Project (in whole but not in part) to an arms length purchaser who is not an Affiliate of Seller or Trammel Crow Residential.  Until such time as the Purchase Option has expired and the Put Option has expired, Seller will not permit any Liens, encumbrances or other title exceptions (other than the Permitted Exceptions and normal utility easements, solely for benefit of the Project, incident to the development and operation of the Project) to encumber the Land or the Project.

(g)           Service Contracts.  Seller will not permit Project Owner to enter into any Service Contracts other than those described on Exhibit F unless either (i) such Service Contract is terminable on not more than 30 days notice without the payment of any termination fee or penalty or (ii) such Service Contract has been approved in writing by Purchaser.

(h)           Utility Contracts.  Seller will not permit Project Owner to enter into any agreement with any utility company (public or private) to provide utility services to the Project unless either (i) such utility contract is terminable on not more than 30 days notice without the payment of any termination fee or penalty or (ii) such utility contract has been approved in writing by Purchaser.

1.8          Termination Prior to Closing.

(a)           Reasons for Termination.  This Agreement may be terminated before the Closing, notwithstanding any exercise of the Purchase Option or the Put Option:

(1)           By Mutual Consent.  By the mutual consent of Purchaser and Seller.

(2)           By Purchaser.  By Purchaser after compliance with the procedure set forth in this Section, if (i) any of Seller’s representations or warranties contained in this Agreement is or becomes untrue in any material respect, (ii) Seller fails to perform any of its covenants or agreements contained in this Agreement in any material respect, or (iii) any of Purchaser’s conditions to the consummation of the transactions provided for in this Agreement shall have become impossible to satisfy.

(3)           By Seller.  By Seller after compliance with the procedure set forth in this Section, if (i) any of Purchaser’s representations or warranties contained in this Agreement is or becomes untrue, in any material respect, (ii) Purchaser fails to perform its covenants or agreements contained in this Agreement in any material respect, or (iii) any of Seller’s conditions to the consummation of the transactions provided for in this Agreement shall become impossible to satisfy.

(4)           Outside Date.  By Purchaser if the Completion Date shall not have occurred on or before May 31, 2008.

(5)           Mezzanine Loans.  By Purchaser if there is any default by 109 Wagon Wheel or 108 Wagon Wheel pursuant to the documents evidencing or securing the Mezzanine Loans; provided Purchaser shall still be entitled to pursue any rights and remedies pursuant to the Mezzanine Loans.

(b)           Notice of Problems; Termination.  Purchaser or Seller (the “Notifying Party”) will promptly give written notice to the other (the “Receiving Party”) if it becomes aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any fact or event that would cause or constitute, or would be likely to cause or constitute (i) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect, (ii) its failure to perform in any material respect any covenants or agreements contained in this Agreement, or (iii) any condition to the obligations of the Receiving Party to consummate the transactions provided for in this Agreement being or becoming impossible to satisfy.  No such notice shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder, or prevent any party from relying on the representations and warranties contained herein.

The Notifying Party shall have 20 days from the date of said notice to cure any matter referred to in Sections 1.8(b)(i) or (ii); provided, however, if such a matter is not susceptible to cure within such 20 day period and the Notifying Party has promptly commenced, and is diligently and continuously pursuing, such cure then the 20 day period specified above shall be extended on a day-by-day basis as needed to effect such cure, but not beyond 120 days from the original date of said notice.  Upon receipt of a notice referred to in Section 1.8(b)(iii), or the failure of the Notifying Party so to cure a matter referred to in Sections 1.8(b) (i) or (ii), the Receiving Party may terminate this Agreement by written notice to the Notifying Party.

(c)           Effect of Termination.  Upon termination of this Agreement pursuant to this Article, no party shall have any continuing obligation to the other party arising out of this Agreement, or out of actions taken in connection with this Agreement; provided, however, that (i) no such termination shall relieve a party of liability for breach of, or misrepresentation under, or nonperformance of this Agreement prior to such termination (ii) no such termination shall affect the rights and obligations under the Mezzanine Loans, and (iii) Article V and Article VI of this Agreement and the indemnification obligations under this Agreement shall survive termination of this Agreement.

1.9          Casualty.

(a)           Seller shall give Purchaser prompt notice of any fire or other casualty affecting the Property.  Purchaser or its designated agents may enter upon the Property from time to time during normal business hours and upon advance notice to Seller in accordance with this Agreement for the purpose of inspecting any such casualty.

(b)           If prior to the applicable Closing there occurs damage to the Property caused by fire or other insured casualty, then in any such event, Purchaser will have no right to terminate this Agreement, but Seller shall work with Purchaser to assist in the realization by Project Owner of any casualty insurance proceeds which may be payable to Project Owner, as the owner of the Property, on account of any such occurrence (excluding amounts attributable to any damage that has been repaired prior to Closing), specifically including the proceeds of any business interruption or loss of rental insurance attributable to the period after Closing.  In addition, Seller shall credit the Purchase Price with the amount of any deductible under any of Project Owner’s insurance policy(ies).

(c)           If prior to the Closing there occurs damage to the Property caused by fire or other casualty and such damage is either uninsured or under insured, as reasonably determined by Purchaser, and Seller elects not to pay to repair such damage, then in any such event, Purchaser may, at its option elect to terminate this Agreement, by written notice to Seller within 30 days after the date of Seller’s notice to Purchaser of the uninsured or under insured casualty.  If Purchaser fails to terminate this Agreement, then the Closing will take place as provided herein without reduction of the Purchase Price, and, in the case of an under insured casualty, Seller shall work with Purchaser to assist in the realization by Project Owner of any casualty insurance proceeds which may be payable to Project Owner, as the owner of the Property, on account of any such occurrence (excluding amounts attributable to any damage that has been repaired prior to Closing), specifically including the proceeds of any business interruption or loss of rental insurance attributable to the period after Closing.  In addition, Seller shall credit the Purchase Price with the amount of any deductible under any of Project Owner’s insurance policy(ies) (excluding amounts attributable to any damage that has been repaired prior to Closing).  Damage shall be deemed to be under insured if the insurance proceeds are not sufficient to fully repair or restore the damage to substantially the same condition that existed immediately prior to such fire or other casualty or if the insurance proceeds (after taking into account any deductible provided for in such insurance policy(ies)) are not made available to the Seller or the Project Owner (for example, if the Senior Lender requires such proceeds to be applied against the outstanding balance of the Construction Loan).

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, except as set forth on the schedules Seller has delivered herewith referencing a particular section of this Article II (collectively, the “Disclosure Schedules”), as set forth below.

2.1          Existence; Good Standing.

(a)           109 Wagon Wheel is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite power and authority to carry on its business as conducted since the date of its formation.

(b)           108 Wagon Wheel is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite power and authority to carry on its business as conducted since the date of its formation.

(c)           Project Owner is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and has the requisite power and authority to carry on its business as conducted since the date of its formation.  The Project Owner is duly qualified to do business as a foreign entity and is in good standing in the State of Nevada, the only jurisdiction in which it is required to be so qualified or otherwise conducts operations.

2.2          Title to Membership Interest.

(a)           109 Wagon Wheel (i) is the record and beneficial owner and (ii) has good and valid title to the 106 Membership Interest, free and clear of any and all Liens.  The Project Owner has complied with all applicable laws in connection with the issuance of the 106 Membership Interest.  The 106 Membership Interest was not issued in violation of any contract or agreement binding upon Seller, 109 Wagon Wheel or the Project Owner.

(b)           108 Wagon Wheel (i) is the record and beneficial owner and (ii) has good and valid title to the 109 Membership Interest, free and clear of any and all Liens.  109 Wagon Wheel has complied with all applicable laws in connection with the issuance of the 109 Membership Interest.  The 109 Membership Interest was not issued in violation of any contract or agreement binding upon Seller or 109 Wagon Wheel.

(c)           The consummation of the transactions contemplated hereby will transfer to Purchaser good and valid title to the Wagon Wheel Membership Interest, free and clear of any and all Liens.

2.3          Power and Authority.

(a)           Seller has the full legal right, power and authority to enter into this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement and to consummate the Membership Interest Purchase and the other transactions contemplated hereby or thereby.

(b)           Seller has duly and properly taken all action required by law and by its Certificate of Formation and Operating Agreement or comparable organizational documents (“Organizational Documents”) to authorize the execution, delivery and performance of this Agreement and any related documents and the consummation of the Membership Interest Purchase and the other transactions contemplated hereby and thereby.

(c)           This Agreement and all agreements and documents executed by Seller and delivered to Purchaser in connection herewith have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

2.4          No Violation.

The execution and delivery of this Agreement, and the agreements executed and delivered by Seller in connection herewith, do not, and the consummation of the actions contemplated hereby or thereby will not, (a) violate, contravene or conflict with any provision of the Organizational Documents of the Project Owner, 109 Wagon Wheel or Seller, (b) violate, contravene or conflict with any provisions of, result in the acceleration of any obligation under, constitute a default or breach under, or give any right of termination or cancellation under, any mortgage, Lien, lease, agreement, note, instrument, debenture, license, order, arbitration award, judgment or decree to which any of the Project Owner, 109 Wagon Wheel or Seller is a party or by which any of the Project Owner, 109 Wagon Wheel or Seller is bound, (c) violate, contravene or conflict with any law, rule or regulation applicable to any of the Project Owner, 109 Wagon Wheel or Seller, or (d) result in any Lien, other than pursuant to the Construction Loan or Mezzanine Loans, on any of the Project Owner’s, 109 Wagon Wheel’s or Seller’s assets.

2.5          Capitalization.

(a)           Project Owner’s authorized equity securities consist of the 106 Membership Interest, which is issued and outstanding.  The 106 Membership Interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned beneficially and of record by 109

Wagon Wheel.  The 106 Membership Interest constitutes all of the issued and outstanding equity securities of the Project Owner.  There are no authorized or outstanding preemptive, conversion or exchange rights, subscriptions, options, warrants, rights, contracts, calls, puts or other arrangements, agreements or commitments obligating the Project Owner or Seller to issue, transfer, dispose of or acquire all or any portion of the 106 Membership Interest or any other securities or equity interest in the Project Owner, and there are no member agreements, voting agreements or other agreements, written or oral, relating to the 106 Membership Interest, except as detailed in its Organizational Documents.

(b)           109 Wagon Wheel’s authorized equity securities consist of the 109 Membership Interest, which is issued and outstanding.  The 109 Membership Interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned beneficially and of record by 108 Wagon Wheel.  The 109 Membership Interest constitutes all of the issued and outstanding equity securities of 109 Wagon Wheel.  There are no authorized or outstanding preemptive, conversion or exchange rights, subscriptions, options, warrants, rights, contracts, calls, puts or other arrangements, agreements or commitments obligating the 109 Wagon Wheel or Seller to issue, transfer, dispose of or acquire all or any portion of the 109 Membership Interest or any other securities or equity interest in the Project Owner, and there are no member agreements, voting agreements or other agreements, written or oral, relating to the 109 Membership Interest.

2.6          Consents.

No consent, authorization, permit, license or filing with any governmental authority, lender, lessor, landlord, manufacturer, supplier or other person or entity is required to authorize, or is required in connection with, the execution and delivery by Seller of this Agreement and the agreements and documents contemplated hereunder to be entered into by the Seller or the transfer of the Wagon Wheel Membership Interest.

2.7          Subsidiaries.

(a)           The Project Owner has no subsidiaries and owns no equity interest in any entity.

(b)           109 Wagon Wheel has no subsidiaries and owns no equity interest in any entity other than the Project Owner.

2.8          Legal Proceedings.

None of the Project Owner, nor any of its assets, 109 Wagon Wheel nor any of its assets, or the Wagon Wheel Membership Interest are subject to any pending, nor do Seller, 109 Wagon Wheel or the Project Owner have knowledge of any threatened, action, suit, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Project Owner or 109 Wagon Wheel or any of their respective assets, or the Wagon Wheel Membership Interest or the transactions contemplated by this Agreement (excluding immaterial tort litigation which is fully insured by Project Owner’s liability insurance and routine litigation regarding enforcement of Tenant Leases).  No basis for any such action, suit, litigation, governmental investigation, condemnation or other proceeding exists.

2.9          Brokers and Finders Fees.

No person is entitled to any fee from either the Project Owner or Seller as a broker or finder in connection with the sale and purchase of the Wagon Wheel Membership Interest.

2.10        Tax Representations.

(a)           As used herein, the term “Taxes” means all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, escheat, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes; the term “Tax Returns” means all returns, information returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; the term “Code” means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto); the term “Governmental Entities” means any court, tribunal, governmental or regulatory authority, agency, department, commission, instrumentality, body or other governmental entity of the United States of America or any state or political subdivision thereof or any court or arbitrator, and the term “Governmental Entity” means any one of the foregoing Governmental Entities.

(b)           All Tax Returns required to be filed prior to the Closing Date by or on behalf of the Project Owner or 109 Wagon Wheel, including, but not limited to all Tax Returns filed by Seller or any Affiliate of Seller on behalf of the Project Owner or 109 Wagon Wheel, have been duly and timely filed in accordance with applicable laws, and are true, correct and complete in all material respects.  Both the Project Owner and 109 Wagon Wheel have timely paid in full all Taxes reflected on their respective Tax Returns or otherwise required to have been paid, as applicable, by Project Owner or 109 Wagon Wheel, or all such Taxes have been paid on Project Owner’s or 109 Wagon Wheel’s behalf.  Neither the Project Owner nor 109 Wagon Wheel is the beneficiary of any extension of time within which to file any Tax Returns that remain outstanding.  Neither the Project Owner nor 109 Wagon Wheel has ever had any Tax deficiency proposed or assessed against it nor has the Project Owner or 109 Wagon Wheel ever executed any waiver of any statute of limitations on the assessment or collection of any Tax.  In the case of Taxes for the current period not yet due, both Project Owner and 109 Wagon Wheel have made adequate provision under Section 1.3 for the payment of all Taxes for which the Project Owner or 109 Wagon Wheel, as applicable, is or may become liable for payment.  Both the Project Owner and 109 Wagon Wheel have withheld and paid over to appropriate governmental entities any Taxes due with respect to amounts paid or owing to employees (which neither Project Owner nor 109 Wagon Wheel is permitted to have pursuant to the terms of this Agreement), independent contractors, creditors, members or other third parties in accordance with applicable law.

(c)           (i) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Project Owner or 109 Wagon Wheel, and none of the Project Owner, 109 Wagon Wheel or Seller with respect to the Project Owner, 109 Wagon Wheel or the Project has received any written notice of any pending or proposed claims, audits or proceedings with respect to Taxes, (ii) none of the Project Owner, 109 Wagon Wheel or Seller with respect to the Project Owner, 109 Wagon Wheel or the Project has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and no such deficiency or assessment is proposed, (iii) the Project Owner and 109 Wagon Wheel have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Code Section 6662 or any similar statute or regulation under state, local and foreign law, and (iv) none of the Project Owner, 109 Wagon Wheel or Seller with respect to the Project Owner, 109 Wagon Wheel or the Project has executed any waiver of any statute of limitations on the assessment or collection of any Tax.

(d)           There are no Tax Liens upon any assets or property of the Project Owner or 109 Wagon Wheel except for statutory liens for current Taxes not yet due and payable.

(e)           The Project Owner and 109 Wagon Wheel are and always have been treated as disregarded entities for federal income tax purposes.

(f)            Neither the Project Owner nor 109 Wagon Wheel is, nor has either one ever been, a party to any tax-sharing agreement with any person.

2.11        Liabilities and Obligations.

Except for Permitted Obligations, neither the Project Owner nor 109 Wagon Wheel has any liabilities, obligations or commitments of any nature, whether absolute, accrued, unaccrued, express or implied, unmatured, known or unknown, contingent or otherwise, or any unsatisfied judgments.

2.12        Licenses and Permits.

The Project Owner possesses all discretionary approvals from Governmental Entities to permit development of the Project and will, as part of the development of the Project, obtain all additional Governmental Authorizations necessary or appropriate for the development and construction of the Project.  The Project Owner is not in default, nor has it received any written notice of, nor is there, to the knowledge of Seller or the Project Owner, any threat to revoke or challenge any such Governmental Authorizations.  None of the Project Owner, 109 Wagon Wheel, or the Seller with respect to the Project Owner, 109 Wagon Wheel or the Project has been notified by any person or authority that such person or authority has rescinded, restricted, or not renewed, or intends to rescind, restrict or not renew, any Governmental Authorizations or that penalties or other disciplinary action has been, is threatened to, or will be assessed or taken against the Project Owner, 109 Wagon Wheel or the Property.

2.13        Property.

(a)           Parties in Possession.  There are no parties in possession of any portion of the Property except Project Owner and tenants under the Tenant Leases.

(b)           Service Contracts.  The Service Contracts delivered to Purchaser are true, correct and complete copies of all material contracts and agreements relating to the ownership, operation or leasing of the Property entered into by Project Owner (except Tenant Leases, the documents evidencing the Construction Loan, the documents or agreements described or listed on the Permitted Exceptions).

(c)           Rollback Taxes.  No part or portion of the Property has been assessed as having an agricultural use under NRS Chapter 361A; and therefore the Property will not be subject to agricultural tax liens, regardless of future uses of the Property.

(d)           Utilities.  All utilities required for the construction and operation Project, including, without limitation, storm sewer, sanitary sewer, natural gas, water, electricity and telephone are available in adequate capacity to the Land.

(e)           Equipment.  Except as set forth on Schedule 2.13(d), all machinery, equipment, computer hardware and software, vehicles or other Personal Property owned by the Project Owner for the conduct of the businesses of the Project Owner (i) have been maintained by Seller or the Project Owner in accordance with maintenance practices that are standard for Trammell Crow Residential and (ii) are in good condition and repair.

(f)            Contracts.  On the Closing Date, the only written agreements, contracts, notes, bonds, debentures, indentures, mortgages, promises and understandings to which the Project Owner or 109 Wagon Wheel is a party or assignee (the “Contracts”) will be only of the type that are Permitted Obligations.  The Project Owner is not in breach or default of any material provision of any Contract, nor has Seller, the Project Owner or 109 Wagon Wheel received any notice or other communication alleging such a breach or default.  None of the Seller, the Project Owner nor 109 Wagon Wheel has received any notice of termination or other indication that any party to any Contract will terminate, fail to renew, fail to recognize the validity of, any material Contract.   All rights of the Project Owner under the Contracts will be enforceable by the Project Owner after the Closing without the consent or agreement of any other party.

2.14        Employees; Benefit Plans.

Neither the Project Owner nor 109 Wagon Wheel has any employees, and neither entity has ever had any employees.  Neither the Project Owner nor 109 Wagon Wheel has ever maintained, sponsored, participated in or contributed to, or been required to contribute to, nor will the Project Owner or 109 Wagon Wheel be subject to any obligation, responsibility or liability with respect to, any Employee Benefit Plan or Seller/ERISA Affiliate Benefit Plan (as defined below). “Employee Benefit Plans” means collectively any “employee benefit plan” as defined by Section 3(3) of ERISA, “multiemployer plan,” as defined in Section 4001 of ERISA, “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, specified fringe benefit plan as defined in Section 6039D of the Code, or other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan (whether qualified or nonqualified, currently effective or terminated, written or unwritten), or any trust, escrow or other agreement related thereto. “Seller/ERISA Affiliate Benefit Plan” means any Employee Benefit Plan which any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with the Project Owner under Section 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”) maintains, sponsors, participates in, contributes to, or is required to contribute to, or with respect to which the Project Owner, 109 Wagon Wheel or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

2.15        Conduct of Business.

(a)           Changes.  Since their date of formation neither of the Project Owner nor 109 Wagon Wheel has (i) authorized or issued any equity securities; granted any option or right to purchase any equity securities; issued any security convertible into equity securities; granted any registration rights; or purchased, redeemed, retired, or otherwise acquired any equity securities; (ii) amended its organizational documents other than to change its name; (iii) sold or transferred any assets except in the ordinary course of business consistent with the construction and operation of the Project; (iv) mortgaged or pledged any assets or been subjected to any Lien or other encumbrance other than pursuant to the Construction Loan, the Mezzanine Loans and the Permitted Exceptions; (v) incurred or become subject to any debt, liability or lease obligation, other than pursuant to the Construction Loan or the Mezzanine Loans, or, with respect to the Project Owner, the Permitted Obligations; (vi) incurred obligations or entered into contracts other than the Construction Loan, the Mezzanine Loans or the Permitted Obligations or construction contracts for the Project; (vii) suffered any damage, destruction or loss of any assets; (viii) waived or relinquished any material rights or canceled or compromised any material debt or claim owing to it, in either case, without adequate consideration or not in the ordinary course of business consistent with the construction and operation of the Project; or (ix) agreed to do any of the foregoing.

(b)           No Adverse Change.  Since the date of formation of the Project Owner, the Project Owner has conducted its business only in the ordinary course for the acquisition of the Land and the construction and operation of the Project consistent with prevailing industry practices.  Since the date of formation of 109 Wagon Wheel, 109 Wagon Wheel has conducted its business only in the ordinary course.

2.16        Books and Records.

The Project Owner’s and 109 Wagon Wheel’s books and records, including without limitation all financial records, business records, minute books and equity transfer records, (a) are complete and correct in all material respects and all transactions to which the Project Owner is or has been a party are accurately reflected therein, (b) have been maintained in accordance with customary and sound business practices in the Project Owner’s industry, and (c) accurately reflect the assets, liabilities, financial position and results of operations of the Project Owner in all material respects.  All computer-generated reports and other computer data included in such books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.

2.17        Compliance with Laws.

None of the Project Owner, 109 Wagon Wheel, or the Seller with respect to the Project Owner, 109 Wagon Wheel or the Project has violated any judgment, writ, decree, order, law, statute, rule or regulation to which it is subject or a party, or by which the businesses or assets of the Project Owner are bound or affected (collectively, “Legal Requirements”), other than any Legal Requirement the violation of which would not have a materially adverse effect on the Project Owner.  None of the Project Owner, 109 Wagon Wheel, or the Seller with respect to the Project Owner, 109 Wagon Wheel or the Project has received notice of any actual, alleged or potential violation of a Legal Requirement by the Project Owner, 109 Wagon Wheel or the Seller with respect to the Project Owner, 109 Wagon Wheel or the Project other than violations that have been corrected and for which no legal action is pending or threatened.  None of the Project Owner, 109 Wagon Wheel, or the Seller with respect to the Project Owner, 109 Wagon Wheel or the Project, nor any of their former or current officers, directors, employees (which neither Project Owner nor 109 Wagon Wheel is permitted to have pursuant to the terms of this Agreement), agents or representatives (acting on behalf of the Project, the Project Owner or 109 Wagon Wheel) has made or agreed to make, directly or indirectly, any (i) bribes or kickbacks, illegal political contributions, payments from funds not recorded on books and records, or funds to governmental officials (or any such official’s family members or affiliates) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, (ii) illegal payments from corporate funds to obtain or retain business or (iii) payments from corporate funds to governmental officials for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions.

2.18        Environmental Matters.

(a)           109 Wagon Wheel, the Project Owner and the Project are, and since their formation or commencement, as applicable, have been in compliance with all applicable Environmental Laws (defined below).  None of 109 Wagon Wheel, the Project Owner, nor the Seller with respect to the 109 Wagon Wheel, the Project or the Project Owner, has received notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws which has not been resolved to the satisfaction of the appropriate Governmental Entities.  No facts, circumstances or conditions exist with respect to the Project Owner or the Project that could give rise to Environmental Liabilities applicable to the Project or the Wagon Wheel Membership Interest.

(b)           The 109 Wagon Wheel’s and the Project Owner’s use, handling, manufacture, treatment, processing, storage, generation, Release, discharge and disposal of Hazardous Materials in connection with past and current operations complied and complies with applicable Environmental Laws then in effect.

(c)           For purposes of this Agreement:

(1)           “Environmental Laws” collectively shall mean all present and future laws (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Property and relating to the environment and environmental conditions or to any Hazardous Materials or Hazardous Materials Activity (including the Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 33 U.S.C. §§ 7401 et seq., the Clean Air Act, 42

U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 1101 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. and any so-called “Super Fund” or “Super Lien” law, environmental laws administered by the Environmental Protection Agency, or any similar state and local laws and regulations, as well as all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

(2)           “Environmental Liabilities” means, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other person arising under any Environmental Law.

(3)           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

2.19        No Bankruptcy.

No bankruptcy, insolvency, rearrangement or similar action involving the Project Owner or 109 Wagon Wheel, whether voluntary or involuntary, is pending or threatened, and neither the Project Owner nor 109 Wagon Wheel has ever: (i) filed a voluntary petition in bankruptcy; (ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act or any other laws; (iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Property or any portion thereof; or (iv) made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

2.20        Bank Accounts.  Except as disclosed in writing to Purchaser, neither Project Owner nor 109 Wagon Wheel has any account or safe deposit box at any bank or financial institution.

2.21        Terrorism.

None of Seller, Project Owner or 109 Wagon Wheel, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, (i) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating to terrorist activities or money laundering and (ii) is engaged in any dealings or transactions or be otherwise associated with such persons or entities.

2.22        Brokers and Finders Fees.

No person is entitled to any fee from Seller or Project Owner as a broker or finder as a result of the sale of the Wagon Wheel Membership Interest.

2.23        Full Disclosure.

The representations and warranties of the Seller contained in this Agreement and the instruments, documents, certificates and schedules delivered herewith contain no untrue statement of a material fact and, when taken together as a whole, do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Conditions Disclaimers.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE II, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION AND FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY PURCHASER) WITH RESPECT TO THE PROPERTY OR ITS CONDITION.  THE DISCLAIMERS IN THIS PARAGRAPH SPECIFICALLY EXTEND TO (1) MATTERS RELATING TO HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS, (2) GEOLOGICAL CONDITIONS, INCLUDING SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND STREAMS AND RESERVOIRS AND OTHER UNDERGROUND WATER CONDITIONS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, EARTHQUAKE FAULTS, AND MATTERS RELATING TO FLOOD PRONE AREAS, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARDS, (3) DRAINAGE, (4) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF UNSTABLE SOILS, CONDITIONS OF SOIL FILL, SUSCEPTIBILITY TO LANDSLIDES, AND THE SUFFICIENCY OF ANY UNDERSHORING, (5) THE VALUE AND PROFIT POTENTIAL OF THE PROPERTY, (6) DESIGN, QUALITY, SUITABILITY, STRUCTURAL INTEGRITY AND PHYSICAL CONDITION OF THE PROPERTY AND (7) COMPLIANCE OF THE PROPERTY WITH ANY LAWS (INCLUDING BUILDING CODES AND SIMILAR LAWS, THE AMERICANS WITH DISABILITIES ACT OF 1990 AND THE FAIR HOUSING AMENDMENTS ACT OF 1988).  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II OF THIS AGREEMENT, PURCHASER IS ACQUIRING THE WAGON WHEEL MEMBERSHIP INTERESTS WITH THE UNDERSTANDING THAT THE PROPERTY IS “AS IS” AND “WHERE IS” AND SUBJECT TO ALL FAULTS, DEFECTS OR OTHER ADVERSE MATTERS.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, UPON CLOSING PURCHASER WILL ASSUME ALL RISKS OF THE PROPERTY, INCLUDING ADVERSE STRUCTURAL, PHYSICAL, ECONOMIC OR ENVIRONMENTAL CONDITIONS OF THE PROPERTY THAT MAY THEN EXIST, WHETHER OR NOT REVEALED BY THE INSPECTIONS AND INVESTIGATIONS CONDUCTED BY PURCHASER.  THIS PARAGRAPH SHALL NOT BE CONSTRUED TO LIMIT ANY RIGHTS OR CLAIMS THE PROJECT OWNER MAY HAVE AGAINST THE GENERAL CONTRACTOR PURSUANT TO THE CONSTRUCTION CONTRACT OR ANY CLAIMS AGAINST ANY SUBCONTRACTOR OR SUPPLIER RELATIVE TO THE DEVELOPMENT AND CONSTRUCTION OF THE PROJECT.  Purchaser acknowledges and agrees that the disclaimers, waivers, releases and other provisions set forth in this paragraph are an integral part of this Agreement and that Seller would not have agreed to complete the transaction on the terms provided in this Agreement without the disclaimers, waivers, releases and other provisions set forth in this paragraph.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1          Existence.

Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its assets and to carry on its business as it is now being conducted.

3.2          Power and Authority.

(a)           Purchaser has the full legal right, power and authority to enter into this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement and to consummate the purchase of the Wagon Wheel Membership Interest and the other transactions contemplated hereby or thereby;

(b)           Purchaser has duly and properly taken all action required by law and its Organizational Documents to authorize the execution, delivery and performance of this Agreement and any related documents and the consummation of the Membership Interest Purchase; and

(c)           This Agreement and all agreements and documents executed by Purchaser and delivered to Seller in connection herewith have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

3.3          No Violation.

The execution and delivery of this Agreement and the agreements executed and delivered by Purchaser pursuant to this Agreement, do not, and the consummation of the actions contemplated hereby or thereby will not, (i) violate, contravene or conflict with any provision of the Organizational Documents of Purchaser, (ii) violate, contravene or conflict with any provisions of, result in the acceleration of any obligation under, constitute a default or breach under, or give any right of termination or cancellation under, any material mortgage, Lien, lease, agreement, rent, contract, note, instrument, debenture, license, order, arbitration award, judgment or decree to which Purchaser is a party or by which Purchaser is bound, or (iii) violate, contravene or conflict with any law, rule or regulation to which Purchaser is subject.

3.4          Brokers and Finders Fees.

No person is entitled to any fee from Purchaser as a broker or finder as a result of the purchase of the Wagon Wheel Membership Interest.

3.5          Investment Representations.

(a)           Suitability as a Purchaser of the Wagon Wheel Membership Interest.  Purchaser (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act and has such knowledge, skill and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Wagon Wheel Membership Interest and the suitability thereof as an investment for it, (ii) understands that an investment in the Wagon Wheel Membership Interest involves a risk of financial loss, and (iii) understands that the Wagon Wheel Membership Interest has not been registered under the Securities Act or any state securities laws and that the Wagon Wheel Membership Interest may not be sold, transferred or otherwise disposed of without registration under the Securities Act and comparable state securities laws or an exemption therefrom.

(b)           Investment.  Purchaser has not entered into any agreement to exchange the Wagon Wheel Membership Interest with any other party.  Purchaser is acquiring the Wagon Wheel Membership Interest for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of federal and state securities laws.

3.6          Consents.

No consent, authorization, permit, license or filing with any governmental authority, lender, lessor, landlord, manufacturer, supplier or other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance by Purchaser of this Agreement and the agreements and documents contemplated hereunder to be entered into by the Purchaser or the transfer of the Wagon Wheel Membership Interest.

3.7          Terrorism.

None of Purchaser, nor any of its respective members or other equity owners, and none of its respective employees, officers, directors, representatives or agents, (i) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating to terrorist activities or money laundering and (ii) is engaged in any dealings or transactions or be otherwise associated with such persons or entities.

ARTICLE IV.
POST-CLOSING AGREEMENTS

4.1          Further Action.

From and after the Closing, each party hereto shall perform such further acts and execute such documents, and otherwise cooperate with the other parties hereto, as may be reasonably required to effectuate the Membership Interest Purchase and the other transactions contemplated hereby.

4.2          Receipt of Payments and Correspondence.

From and after the Closing:

(a)           If either party at any time comes into possession of any assets that are the property of the other party, the receiving party shall deliver such assets over to the other party within three (3) business days.

(b)           If after Closing Seller shall receive any communications or correspondence pertaining to 109 Wagon Wheel, the Project Owner or their businesses, Seller shall promptly forward such communication or correspondence to Purchaser.  Without limiting the generality of the foregoing, in the event that, after the Closing, Seller receives any telephonic or electronic communications (including without limitation electronic mail) of 109 Wagon Wheel or the Project Owner, Seller shall immediately (and, with regard to written communications, within three days) direct such communications or inquiries to a telephone number, address or electronic mail address, as applicable, provided by Purchaser.

4.3          Inspection of Records.

From and after the Closing, each party shall retain and make its books and records (including work papers in the possession of its accountants) available for inspection and copying by the other party and its Representatives, for reasonable business purposes related to 109 Wagon Wheel, the Project Owner and the Membership Interest Purchase upon reasonable notice and at all reasonable times during normal business hours, for a three year period after the date hereof.  Each party also shall make such books and records available for inspection and copying by the other party and its Representatives, in the manner described above, for a seven year period, to the extent required in connection with any litigation or Tax audit or inquiry relating thereto.  In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 4.3 shall not be considered a waiver by any party of any right to assert the attorney-client or other privilege.

4.4          Transfer Taxes.

  Seller shall be responsible for, and pay and discharge in full, any sales, transfer or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement.

4.5          Tax Covenants.

(a)           Seller shall be responsible for all Taxes (including without limitation, for this purpose, Taxes that are due with respect to Tax Returns that are required to be filed by 109 Wagon Wheel or the Project Owner for the taxable period ended on or before the Closing Date) of 109 Wagon Wheel or the Project Owner with respect to any and all periods, or portions thereof, ending on or before the Closing Date (the “Pre-Closing Date Period”) and for all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes.  Without limiting the generality of the foregoing, Seller shall be responsible for and shall promptly pay and reimburse the Purchaser for any and all Taxes arising or resulting from 109 Wagon Wheel’s or the Project Owner’s qualification or failure thereof to transact business as a foreign entity in any state for all Pre-Closing Date Periods.  Purchaser shall be liable for Taxes of 109 Wagon Wheel or the Project Owner with respect to any and all periods, or portions thereof, beginning after the Closing Date (the “Post-Closing Date Periods”) and for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes.  Any and all transactions and the events contemplated by this Agreement that occur at or prior to the Closing Date shall be deemed to have occurred in the Pre-Closing Date Periods.  Any and all transactions or events that occur on the Closing Date but after the Closing shall be deemed to have occurred in the Post-Closing Date Period.

(b)           In the case of any Taxes that are attributable to a taxable period that begins before the Closing Date and ends after the Closing Date, the amount of Taxes attributable to the Pre-Closing Date Period shall be determined as follows:

(1)           In the case of property (ad valorem), franchise or similar Taxes imposed on 109 Wagon Wheel or the Project Owner based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Date Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Date Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of tax attributable to the Pre-Closing Date Period shall not exceed the amount of tax 109 Wagon Wheel or the Project Owner, as applicable, would have paid if its taxable period ended on the Closing Date.

(2)           In the case of all other Taxes, the portion attributable to the Pre-Closing Date Period shall be determined on the basis of an interim closing of the books of 109 Wagon Wheel or the Project Owner as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Date Period shall be determined on the basis of such interim closing of the books, without annualization.  The hypothetical Tax for any period shall in no case be less than zero ($0).  Taxes attributable to the Pre-Closing Date Period shall be determined under the same method of accounting used by 109 Wagon Wheel or the Project Owner during that period.

(c)           Seller shall prepare and timely file, or cause to be timely filed, for the Project Owner and 109 Wagon Wheel, with reasonable assistance of Project Owner and 109 Wagon Wheel, Tax Returns that are required by law to be filed for the taxable period ended on or before the Closing Date.  Seller shall, at least twenty (20) days prior to filing such Tax Returns, provide a copy of such Tax Returns to Purchaser.  Purchaser shall, within ten (10) days of receiving such Tax Returns, advise Seller regarding any matters in such Tax Returns that it considers detrimental to Purchaser, 109 Wagon Wheel or the Project Owner, and with which it disagrees.  In such case, Seller and Purchaser shall use reasonable best efforts to reach a timely and mutually satisfactory solution to the disputed matters.  Seller shall provide to Purchaser a copy of all such Tax Returns together with the work papers and schedules utilized in their preparation.  Purchaser, 109 Wagon Wheel, the Project Owner and Seller shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and Tax Returns (which Seller shall control and remain responsible for with respect to the Pre-Closing Date Periods).  Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; and provided further that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.  Purchaser agrees to retain all books and records, with respect to tax matters pertinent to Project Owner and 109 Wagon Wheel relating to any Pre-Closing Date Periods, and to any tax periods beginning before the Closing Date and ending after the Closing Date, until the expiration of any applicable statute of limitations or extensions thereof.

(d)           At least ten (10) days prior to the Closing Date, Purchaser shall submit a written schedule that sets forth Purchaser’s proposed allocation of the Purchase Price, in relative percentages for each type of asset being acquired, which schedule shall be delivered to Seller for Seller’s consent thereto, which consent shall not be unreasonably withheld.  If Seller objects to Purchaser’s written schedule, Purchaser and Seller shall use reasonable efforts to create a written schedule in a form mutually agreeable to both parties.  Prior to the Closing Date, Purchaser shall prepare Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060 (“Form 8594”), in conformity with the written schedule as determined in accordance with this Section.  Purchaser and Seller shall attach such Form 8594 to their respective tax returns for the applicable tax year, and to the extent that the Purchase Price is adjusted, consistently revise and amend the allocation schedule and Form 8594 as necessary.  The allocation derived pursuant to this Section shall be binding on Purchaser and Seller for all tax reporting purposes and neither Purchaser nor Seller (or any of their respective affiliates) shall take any position (whether in tax returns, tax audits, or other administrative or court proceedings with respect to taxes) that is inconsistent with such allocation unless required to do so by applicable law.

4.6          Audit.

Purchaser has advised Seller that Purchaser must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X. Seller agrees to use reasonable efforts to cooperate with Purchaser’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing). Without limiting the generality of the preceding sentence (i) Seller shall, during normal business hours, allow Purchaser’s auditors reasonable access to such books and records maintained by Seller (and Seller’s manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (ii) Seller shall use reasonable efforts to provide to Purchaser such financial information and supporting documentation in the possession of Seller or as are necessary for Purchaser’s auditors to prepare audited financial statements; (iii) if Purchaser or its auditors require any information that is in the possession of the party from which Seller purchased the Property, Seller shall contact such prior owner of the Property and use commercially reasonable efforts to obtain from such party the information requested by Purchaser; (iv) Seller will make available for interview by Purchaser and Purchaser’s auditors the agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property; and (v) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Purchaser’s auditors with a copy of such audited financial statements. If after the Closing Date Seller obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Seller shall promptly provide Purchaser with a copy of such audited financial statement, and the foregoing covenant shall survive Closing.  It shall be a condition precedent to the obligations of Purchaser under this Agreement that Seller shall have materially complied with the covenants set forth in this Section 4.6 as of the Closing Date.

ARTICLE V.
REMEDIES

5.1          Purchaser’s Remedies.

(a)           Survival of Representations and Warranties.   All representations and warranties of Seller (i) under Article II of this Agreement and (ii) set forth in the Seller Closing Certificate shall survive the Closing for twelve months following the Closing, at which date such representations and warranties shall terminate, except that liability arising from or related to the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.4(a), Section 2.5, Section 2.9, Section 2.10, Section 2.11, and Section 2.14 (and the corresponding provisions of the Seller Closing Certificate) shall survive indefinitely.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Section 5.1 shall survive the time at which it would otherwise terminate pursuant to the foregoing provisions of this Section 5.1, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Seller by Purchaser prior to such time.  The consummation of the Closing shall not affect the other covenants and obligations of the parties hereto.

(b)           Indemnification of Purchaser.  Seller shall indemnify, defend and hold harmless Purchaser, 109 Wagon Wheel and the Project Owner from and against and in respect of, and promptly reimburse such entities for the amount of, any and all losses, costs, fines, liabilities, deficiencies, obligations, claims, penalties, damages, settlements, awards and expenses (including without limitation reasonable expenses of investigation and defense, and reasonable legal fees and expenses) (collectively “Losses”) resulting from, in connection with or arising out of, directly or indirectly:

(1)           subject to Section 5.1(a), any breach of any representation or warranty of Seller in this Agreement, including any certificate or document delivered by Seller in connection with the transactions contemplated hereby;

(2)           any breach of any covenant or obligation made by Seller in this Agreement, including any certificate or document delivered by Seller in connection with the transactions contemplated hereby;

(3)           subject to Section 5.3, if the Closing occurs, (i) any activity or event involving the Property and occurring before Closing, other than as a consequence of acts, or when under a duty to act, omissions of Purchaser or any of its affiliates or any of their respective representatives, consultants or contractors, (ii) failure of the Project Owner to perform any obligation under any Contract prior to Closing, (iii) misapplication of deposits prior to Closing, or (iv) any liability or obligation of the Project Owner or 109 Wagon Wheel existing as of Closing other than Permitted Obligations; and

(4)           any action, suit or proceeding relating to any of the foregoing.

(c)           Specific Performance.  It is understood that Seller’s breach of this Agreement may materially and irreparably harm Purchaser, and that money damages may accordingly not be an adequate remedy for any breach of this Agreement, and that Purchaser, in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce or prevent any violations of this Agreement.

5.2          Seller’s Remedies.

(a)           Indemnification of Seller.  Purchaser shall indemnify, defend and hold harmless Seller from and against and in respect of, and promptly reimburse Seller for the amount of, any and all Losses resulting from, in connection with or arising out of, directly or indirectly:

(1)           subject to Section 5.3, if the Closing occurs (i) any activity or event involving the Property and occurring after Closing, (ii) failure of the Project Owner to perform any obligation under any Contract following Closing, (iii) failure to properly apply deposits for which Purchaser receives a credit hereunder, or (iv) performance or nonperformance of the Permitted Obligations after the Closing; and

(2)           any action, suit or proceeding relating to any of the foregoing.

(b)           Nonperformance by Purchaser.  Except with regard to Purchaser’s indemnity obligations detailed in this Agreement, Seller’s sole and exclusive remedy for any Purchaser breach of, misrepresentation under, or nonperformance of this Agreement, or any other act or omission of Purchaser or its affiliates related to this Agreement or the transactions contemplated hereby including, without limitation, the failure of Purchaser to consummate the transactions contemplated hereby, shall be to terminate the Purchase Option and the Put Option, and Seller shall have no other remedy at law or equity pursuant to this Agreement or otherwise against any person or entity, any such other remedy being expressly waived. Purchaser’s breach of, misrepresentation under, or nonperformance of this Agreement, or any other act or omission of Purchaser or its affiliates related to this Agreement or the transactions contemplated hereby, shall not affect the rights and obligations under the Mezzanine Loans.  Notwithstanding the foregoing, if upon application to the outstanding balance of the Mezzanine Loans of the proceeds from the sale of the Property as permitted by Section 1.7(f), the Mezzanine Loans are not paid in full, Purchaser shall cause to be discharged the remaining balance of the Mezzanine Loans.

5.3          Indemnity Limits.

Neither Purchaser nor Sellers will be liable under Section 5.1(b)(3) or 5.2(a)(1) in respect of (i) Hazardous Materials existing on the Property (including in ground water, soil or soil vapor or in the ambient air over the Property) as of the Closing, or (ii) defects in the Improvements that exist as of Closing or non-compliance of the Improvements with applicable laws that exist as of the Closing (but without limiting any rights that the Project Owner may have under the Construction Contract).  The limitations of this Section 5.3 do not extend to personal injury, loss of property (other than the Property) or death that results from Hazardous Materials, defects in the Improvements or noncompliance of the Improvements with applicable laws, responsibility for which will be apportioned between Seller and Purchaser in accordance with Section 5.1(b)(3) or 5.2(a)(1) based on the time that the injury, loss or death occurs.

5.4          Arbitration.

  Except with respect to any action by Purchaser for specific performance of this Agreement or any other action for injunctive relief, which actions shall be commenced and resolved in a court of competent jurisdiction, and except as otherwise expressly provided herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Dallas, Texas, by a single arbitrator reasonably satisfactory to Purchaser and Seller (provided, however, that if Purchaser and Seller are unable to agree upon a mutually satisfactory arbitrator, then the arbitrator shall be selected in accordance with the applicable rules of the American Arbitration Association), in accordance with the rules of the American Arbitration Association governing large, complex commercial disputes then in effect.  Purchaser and Seller will share equally the total expense charged by the American Arbitration Association and the arbitrator related to such arbitration as those expenses become due; but each party shall bear its own legal, accounting and all of its other fees and expenses related to the arbitration.  Such arbitration and determination shall be final and binding on Purchaser and Seller, judgment may be entered upon such determination and award in any court having jurisdiction thereof, and Purchaser and Seller agree that no appeals shall be taken therefrom except as set forth in 9 U.S.C. §10.  Notice of a demand for arbitration of any dispute subject to arbitration by one party shall be made in writing and simultaneously served on the other parties and filed with the American Arbitration Association.  The parties agree that after any such notice has been filed, they shall, before the hearing thereof, make discovery and disclosure of all matters relevant to such dispute, to the extent and in the manner provided by the applicable rules of the American Arbitration Association.  The arbitrator’s determination with respect to discovery shall be final and conclusive.  Discovery and disclosure shall be completed no later than ninety (90) days after filing of such notice of arbitration unless extended by the arbitrator upon a showing of good cause by a party to the arbitration.  The arbitrator may consider any evidence which is relevant to the subject matter of such dispute even if such evidence might also be relevant to issue or issues not subject to arbitration hereunder.

ARTICLE VI.
GENERAL

6.1          Entirety and Modification.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether oral or written, between the parties hereto relating to such subject matter.  No modification, alteration, amendment, waiver or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

6.2          Assignment; Successors and Assigns.

Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of law or otherwise), in whole or in part, by any party without the prior written consent of the other parties hereto, and any such attempted assignment shall be null and void.  Notwithstanding the foregoing, Purchaser may, without the consent of any other party assign its rights and obligations under this Agreement to an Affiliate of Purchaser; provided, however, no such assignment shall affect the rights and obligations of Purchaser to Seller under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and permitted assigns.

6.3          Expenses.  Except as otherwise provided herein, Purchaser and Seller shall each pay their own respective fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

6.4          Notices.

Any and all notices and other communications hereunder shall be in writing addressed to the parties at the addresses specified below or such other addresses as a party may direct by notice given in accordance with this Section, and shall be delivered in one of the following manners (a) by personal delivery, in which case notice shall be deemed to have been duly given when delivered; or (b) by reputable delivery service (including, by way of example and not limitation, Federal Express, UPS and DHL) which makes a record of the date and time of delivery, in which case notice shall be deemed to have been duly given on the date indicated on the delivery service’s record of delivery:

If to Seller, to:

SW 108 Wagon Wheel JM LLC

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Timothy J. Hogan

with a copy to:

Jones Day

325 John H. McConnell Blvd., Suite 600,

Columbus, Ohio 43215

Attention:  Michael K. Ording

If to Purchaser, to:

BEHRINGER HARVARD ALEXAN NEVADA, LLC

c/o Behringer Harvard Funds

15601 Dallas Parkway, Suite 600

Addison, Texas 72001

Attention:  Mark T. Alfieri

with a copy to:

Behringer Harvard Funds

15601 Dallas Parkway, Suite 600

Addison, Texas 72001

Attention:  Chief Legal Officer

with an additional copy to:

Haynes and Boone, LLP
2505 North Plano Road, Suite 4000
Richardson, Texas 75082

Attention: Richard K. Martin

6.5          Severability; Reformation.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If such provision is not capable of reformation, it shall be severed from this Agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.6          No Waiver.

A party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted all parties herein are cumulative and shall not constitute a waiver of a party’s right to assert all other legal remedies available to it under the circumstances.

6.7          Headings.

The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

6.8          Counterparts; Facsimiles.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally-executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally-executed signature page.

6.9          Governing Law.

This Agreement shall be governed in all respects by, construed, interpreted and applied in accordance with the internal laws of the State of Nevada, without regard to principles of conflicts of laws that would refer the matter to the laws of another jurisdiction.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PURCHASER:

BEHRINGER HARVARD ALEXAN NEVADA, LLC, a Delaware
limited liability company

By:
Name:
Title:

SELLER:

SW 108 WAGON WHEEL JM LLC

By:	SW 105 Wagon Wheel Limited Partnership, a Delaware
limited partnership, its sole member

	By:	SW 104 Development GP LLC, a Delaware limited
liability company, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO

OPTION AGREEMENT

1

EXHIBIT A

DEFINITIONS

For purposes of the Agreement to which this is an exhibit, the terms underlined in the paragraphs of this exhibit shall have the meaning set forth next to the underlined term.

106 Membership Interest.  Defined in the Recitals.

109 Membership Interest.  Defined in the Recitals.

109 Wagon Wheel.  Defined in the Recitals of this Agreement.

108 Wagon Wheel.  Defined in the preamble of this Agreement.

Affiliate.  As to any person or entity, any corporation, limited liability company or other business organization or person who or which directly or indirectly through one or more intermediaries (a) is owned or controlled by such person or entity, (b) owns or controls such person or entity or (c) is under substantially common control with such person or entity.

Agreement.  This Option Agreement, its Exhibits and any written amendments to this Option Agreement (including an amendment changing Exhibits) that may be executed from time to time by Seller and Purchaser.

Architect.  Perlman Design Group.

Business Days.  Monday through Friday of each calendar week, exclusive of federal holidays.

Closing.  Defined in Section 1.1(c).

Closing Date.  The date of the Closing.

Code.  Defined in Section 2.10.

Completion Date.   The date of satisfaction of the following: (a)  the issuance of the final certificate of occupancy for the Project, (b) the issuance of a certificate of substantial completion from the Architect for the Project, (c) receipt of a contractor’s release and the receipt of lien waivers or similar evidence of payment from the General Contractor and all major subcontractors (i.e., subcontractors whose contract amount exceeds $100,000) for the Property to Purchaser’s reasonable satisfaction.  If Senior Lender shall deem the Project substantially complete, then the date of such determination by the Senior Lender shall be the Completion Date.

Completion Notice.  Defined in Section 1.1(a).

Construction Contract.  The Owner-Contractor Agreement for Construction Project of Limited Scope dated on or about the date hereof by and between the Project Owner, as owner, and the General Contractor, as contractor (including exhibits), regarding construction of the Project.

Option Agreement-Alexan at Nevada State Drive, Clark County, Nevada

Construction Loan.  Defined in the Recitals.

Disclosure Schedules. Defined in Article II.

Employee Benefit Plans.  Defined in Section 2.14.

Environmental Laws.  Defined in Section 2.18(c).

Environmental Liability.  Defined in Section 2.18(c).

ERISA.  Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated from time to time under that statute.

ERISA Affiliate.  Defined in Section 2.14.

Fee Title Purchase. Defined in Section 1.1(g).

Form 8594.  Defined in Section 4.5(d).

General Contractor.  Vanguard, Inc.

Governmental Authorities.  Any and all federal, state, county, city, town, other municipal corporation, governmental or quasi-governmental board, agency, authority, department or body having jurisdiction over the Land or the Project.

Governmental Authorizations.  The permits, variances, approvals and other actions which under Governmental Requirements applicable to the Project have been or must be issued, granted, or taken by Governmental Authorities in connection with the Project.

Governmental Entities.  Defined in Section 2.10.

Governmental Entity.  Defined in Section 2.10.

Governmental Requirement(s).  Building, zoning, subdivision, traffic, parking, land use, Environmental Laws, occupancy, health, accessibility for disabled and other applicable laws, statutes, codes, ordinances, rules, regulations, requirements, and decrees, of any Governmental Authorizations pertaining (a) to the Improvements, Project or Land or (b) to the use and operation of the Property for its intended purpose.  This term shall include the conditions or requirements of Governmental Authorizations.

Guaranteed Obligations.  The obligations of Seller to Purchaser pursuant to Section 1.7(c) and Section 5.1(b).

Hazardous Materials.  At any time, (i) asbestos and asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity”, or (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources or (iv) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter and medical waste.

Hazardous Materials Activity.  Any actual use, packaging, labeling, treatment, leaching, spill, cleanup, storage, holding, existence, release, threatened release, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on the Property.

Improvements.  The following as described in the Plans:  (a) buildings constituting the apartment project, including club house and amenities; (b) surface parking lots and any structured parking; (c) associated driveways and loading areas; (d) landscaping; and (e) associated water, storm drainage, sewage, electrical, communications and other utilities facilities all as depicted in and defined by the Plans.

Interest Charges.  Interest paid or accrued on the Mezzanine Loans through the Closing Date.

Junior Mezzanine Loan.  Defined in the Recitals.

Land.  Defined in the Recitals.

Legal Requirements.  As defined in Section 2.17.

Liens.  Any claims, liens, mortgages, pledges, security interests, charges, covenants, options, claims, voting arrangements, restrictions on transfer, or other restrictions or encumbrances of any nature whatsoever.

Limited Guarantors.  CFP Residential LP, a Texas limited partnership, Kenneth Valach, an individual, J. Ronald Terwilliger, an individual and Bruce Hart, an individual.

Limited Guaranty.  The Limited Guaranty of even date herewith executed by the Limited Guarantors in substantially the form attached hereto as Exhibit G attached hereto.

Losses.  Defined in Section 5.1(b).

Membership Interest Purchase.  Defined in Section 1.1(f).

Mezzanine Loan Documents.  The documents evidencing or securing the Mezzanine Loans.

Mezzanine Loans.  The Senior Mezzanine Loan and the Junior Mezzanine Loan.

Money Liens.  Mortgages, statutory liens and any and all other liens or charges on the Property.

Notifying Party.  Defined in Section 1.8(b).

Off-Site Improvements.  Any and all off-site improvements required in connection with Governmental Authorizations or otherwise required or agreed to in connection with the development of the Improvements.

Organizational Documents.  Defined in Section 2.3(b).

Permitted Dispositions:  Any of the following:  (i) a Tenant Lease of an individual dwelling unit for a term of two years or less not containing an option to purchase; (ii) the sale of obsolete, worn out or damaged property or fixtures that is contemporaneously replaced by items of equal or better function and quality, which are free of liens, encumbrances and security interests other than Permitted Exceptions; (iii) any sale that results from theft, condemnation or other involuntary conversion; (iv) the sale (including through consumption) of personal property in the ordinary course of business that is contemporaneously replaced by items of equal or better function and quality; (v) the grant of an easement if, before the grant, Purchaser determines (which determination must be made reasonably) that the easement will not materially affect the operation or value of the Project; and (vi) the creation of (1) a lien for taxes, assessments or other governmental charges or levies that are not then due or that are being contested in good faith and in accordance with applicable statutory procedures or (2) a mechanic’s, lien against the Project which is bonded off, released of record or otherwise remedied to Purchaser’s reasonable satisfaction within 30 days of the date of creation.

Permitted Exceptions.  All of (a) those matters of title and survey which affect the Property and are described on Exhibit D, (b) liens for taxes, assessments or other governmental charges, impositions or levies that are not then due, (c) liens for taxes, assessments or other governmental impositions or levies that are being contested in good faith and, at Closing, Seller has provided security reasonably acceptable to Purchaser necessary to discharge such liens, (d) mechanics’, materialmen’s, or judgment liens against the Property which are being contested in good faith and, at Closing, Seller has provided security reasonably acceptable to Purchaser necessary to discharge such liens, (e) Leases entered into on the terms allowed by this Agreement, (f) other matters approved by Purchaser, and (g) matters created by Purchaser or any of its affiliates or any of their respective representatives, consultants or contractors.

Permitted Obligations.  Liabilities or obligations of the Project Owner in connection with (a) Service Contracts, (b) Permitted Exceptions, (c) Tenant Leases, (d) liabilities allocable to Purchaser based on proration credit to Purchaser, and (e) Governmental Authorizations; provided, however, liabilities or obligations arising from any breach of, or default under, the foregoing prior to the Closing shall not be Permitted Obligations.

Personal Property.  All of Project Owner’s right, title and interest in and to (a) Plans; (b) Governmental Authorizations issued, granted or pending with respect to the Project; (c) studies, reports, surveys and other informational materials relating to the Land or the Project, including any “as-built” plans and CAD drawings; (d) all equipment, fixtures, appliances, inventory, computers, computer hardware, computer software, and other personal property of whatever kind or character owned by Project Owner and attached to or installed or located on or in the Land or the Improvements, including, without limitation, furniture, furnishings, drapes and floor coverings, office equipment and supplies, heating, lighting, refrigeration, plumbing, ventilating, incinerating, cooking, laundry, communication, electrical, dishwashing, and air conditioning equipment, disposals, window screens, storm windows, recreational equipment, pool equipment, patio furniture, sprinklers, hoses, tools and lawn equipment; and (e) all of Project Owner’s right, title, and interest in and to (i) all permits, licenses (excluding software licenses), approvals, utility rights, development rights and similar rights related to the Property, or any portion thereof, whether granted by Governmental Entities or private persons, (ii) all telephone numbers and exchanges serving the Property, or any portion thereof, (iii) all business and goodwill of Seller related to the Property, or any portion thereof, (iv) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to the Property, or any portion thereof, (v) all leasing materials and brochures (excluding any such materials that bear proprietary trademarks, trade names, logos or symbols including the name “Alexan” or variants thereof), ledger cards, leasing records, leasing applications, tenant credit reports and maintenance and operating records related to the operation of Property, or any portion thereof, (vi) all warranties and guaranties (express or implied) issued in connection with, or arising out of (A) the purchase and repair of all furniture, fixtures, equipment, inventory, and other tangible personal property owned by Project Owner and attached to and located in or used in connection with the Property; or (B) the construction of any of the improvements located on the Property, or any portion thereof, and expressly including any warranty or guaranty from the General Contractor.

Plans.  The plans and specifications described in Exhibit C.

Post-Closing Date Periods.  Defined in Section 4.5(a).

Pre-Closing Date Periods.  Defined in Section 4.5(a).

Project.  A collective reference to (a) the Improvements and (b) the Off-Site Improvements.

Project Budget.  The budget for development of the Property attached to this Agreement as Exhibit E.

Project Costs.  Costs incurred by Project Owner for the acquisition of the Land and the development and construction of Project and for lease-up and operation of the Project to and through the Completion Date, including the costs within the categories listed in the Budget or the illustrative categories set forth in the subparts of this definition.  If a Project Cost may fall within one or more categories listed in this definition, the intent of this definition is that it be considered only once in the computation of Project Costs.  Illustrative categories of Project Costs are in the following subparts:

(a)           Sums paid or incurred to acquire the Land, including the Project Owner’s share of third party closing costs and prorations.

(b)           Sums paid or incurred under the Construction Contract or any other contract for work, equipment, labor, materials or supplies in connection with the Project.

(c)           Amounts paid or incurred for fees and reimbursable expenses under contracts with the Architect and all other professionals for development of the Plans or for survey, engineering, inspection, environmental, geotechnical and other design, construction and engineering studies and services.

(d)           Costs paid or incurred in applying for, pursuing, obtaining and satisfying Governmental Authorizations.

(e)           Premiums paid or incurred for title insurance and title insurance endorsements to the Title Policy.

(f)            Premiums paid or incurred by the Project Owner for casualty, liability and builders risk insurance with regard to the Property.

(g)           Interest payments on the Construction Loan, other payments (excluding repayment of principal) under the Construction Loan, and any payments on the Mezzanine Loan (excluding any payments of principal or interest).

(h)           Pursuant to the terms of the Mezzanine Loans, Project Owner, Wagon Wheel 109 or Seller is obligated to reimburse to Purchaser legal fees incurred by counsel to Purchaser or any of its Affiliates, in connection with the Mezzanine Loans, the development of the Project, the negotiation of this Agreement, and the Construction Loan.  All reimbursements described in the immediately preceding sentence shall be considered a Project Cost.

(i)            Legal fees for services rendered by counsel to the Project Owner, Seller or any of their Affiliates in connection with the acquisition of the Land, the development of the Project, the negotiation and closing of the Construction Loan and the Mezzanine Loans and the negotiation of this Agreement.

(j)            The Deferred Developer Allowance set forth in the Budget.

Project Owner.  Defined in the preamble of this Agreement.

Property.  The Land, the Improvements, the Personal Property, the Tenant Leases and the Service Contracts.

Purchase Notice.  Defined in Section 1.1(c).

Purchase Option.  Defined in the Recitals.

Purchase Price.  Defined in Section 1.2.

Purchaser.  Defined in the preamble of this Agreement.

Purchaser Closing Certificate.  Defined in Section 1.4(c).

Put Notice.  Defined in Section 1.1(d).

Put Option.  Defined in the Recitals.

Receiving Party.  Defined in Section 1.8(b).

Release.  Defined in Section 2.18(c).

Rent Ready Condition.  Defined in Section 1.7(e).

Representatives.  Defined in Section 1.1(b).

Restrictions.  Any and all restrictions, easements, conditions, covenants and other agreements recorded against the Land or Improvements.

Seller.  Defined in the preamble of this Agreement.

Seller Closing Certificate.  Defined in Section 1.4(b).

Seller/ERISA Affiliate Benefit Plans.  Defined in Section 2.14.

Senior Lender.  Defined in the Recitals.

Senior Mezzanine Loan.  Defined in the Recitals.

Service Contracts.  All service and maintenance contracts which relate to or affect the Project or the operation thereof.  A list of the existing Service Contracts is attached as Exhibit F.

Tax.  Defined in Section 2.10.

Tax Returns.  Defined in Section 2.10.

Taxes.  Defined in Section 2.10.

Tenant Leases.  All tenant leases which relate to or affect the Project or the operation thereof.

Title Company.    First American Title Insurance Company.

Title Policy.  The owner title policy issued by the Title Company with regard to the Project, concurrently with the Construction Loan.

Wagon Wheel Membership Interest.  Defined in the Recitals.

EXHIBIT B

LAND

PARCEL 1:

A PORTION OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 34, AND THE NORTHEAST QUARTER (NE 1/4) OF SECTION 33, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., CLARK COUNTY, NEVADA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL 3, AS SHOWN BY MAP THEREOF ON FILE IN FILE 65, OF PARCEL MAPS, PAGE 89, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA.

PARCEL 2:

A PORTION OF THE EAST HALF (E 1/2) OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 34, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., AND MORE PARTICULARLY DESCRIBED AS FOLLOWS, TO WIT:

BEGINNING AT A POINT ON THE LEFT OR SOUTHWESTERLY RTGHT-OF-WAY LINE OF US-95 FREEWAY, 452.14 FEET LEFT OF AND AT RIGHT ANGLES TO HIGHWAY ENGINEER’S STATION “ESI” 311+53.29 P.O.T.; SAID POINT OF BEGINNING FURTHER DESCRIBED AS BEARING SOUTH 33°05’47” WEST A DISTANCE OF 1,665.04 FEET FROM THE NORTH QUARTER CORNER OF SECTION 34, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M.; THENCE ALONG THE FORMER LEFT OR SOUTHWESTERLY RIGHT-OF-WAY LINE OF US-95 FREEWAY THE FOLLOWING SIX (6) COURSES AND DISTANCES:

1) NORTH 59°12’25” WEST 179.53 FEET;

2) FROM A TANGENT WHICH BEARS SOUTH 25°02’05” WEST, CURVING TO THE LEFT WITH A RADIUS OF 50 FEET, THROUGH AN ANGLE OF 82°00’10”, AN ARC DISTANCE OF 71.56 FEET;

3) NORTH 56°58’05” WEST 285.01 FEET;

4) FROM A TANGENT WHICH BEARS SOUTH 56°58’05” EAST, CURVING TO THE LEFT WITH A RADIUS OF 50 FEET, THROUGH AN ANGLE OF 75°47’09”, AN ARC DISTANCE OF 66.14 FEET;

5) NORTH 47°14’46” EAST 75.10 FEET;

6) FROM A TANGENT WHICH BEARS THE LAST DESCRIBED COURSE, CURVING TO THE LEFT WITH A RADIUS OF 50 FEET, THROUGH AN ANGLE OF 85°40’37”, AN ARC DISTANCE OF 74.77 FEET TO A POINT ON THE SOUTHWESTERLY RIGHT-OF-WAY LINE OF US-95 FREEWAY;

THENCE SOUTH 39°26’45” EAST, ALONG SAID LEFT OR SOUTHWESTERLY RIGHT- OF-WAY LINE, A DISTANCE OF 399.07 FEET TO THE POINT OF BEGINNING.

NOTE: THE ABOVE METES AND BOUNDS LEGAL DESCRIPTION APPEARED PREVIOUSLY

B-1

IN THAT CERTAIN DOCUMENT RECORDED OCTOBER 8, 2004 IN BOOK 20041008 OF OFFICIAL RECORDS AS INSTRUMENT NO. 03637, CLARK COUNTY, NEVADA.

B-2

EXHIBIT C

PLANS

[insert description of Plans]

C-1

EXHIBIT D

PERMITTED EXCEPTIONS

D-1

EXHIBIT E

PROJECT BUDGET

E-1

EXHIBIT F

SERVICE AND MAINTENANCE CONTRACTS

None

F-1

EXHIBIT G

FORM OF LIMITED GUARANTY

G-1